Exhibit 23.3
Consent of Independent Petroleum Engineers and Geologists
We do hereby consent to the use of our name in “Item 2. Properties” of the Annual Report on Form 10-K of Stone Energy Corporation (the “Company”) for the year ended December 31, 2010, to references to our firm in the Form 10-K, and to the incorporation by reference thereof into the Company’s Registration Statement on Form S-8 (the “Registration Statement”), in the context in which they appear (including any amendments thereto).
NETHERLAND, SEWELL & ASSOCIATES, INC.
By: /s/ J. Carter Henson, Jr.
Name: J. Carter Henson, Jr., P.E.
Title: Senior Vice President
     Houston, Texas
     June 17, 2011